CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-170500) of our report, dated January 13, 2011, relating to our audits of the consolidated financial statements which are included in this Transition Report on Form 10-K of Deltron, Inc. and Subsidiary for the transition period ended September 30, 2010.

/s/ Cacciamatta Accountancy Corporation

Cacciamatta Accountancy Corporation
Irvine, California

January 13, 2011